UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : August 9, 2005
Grant Prideco, Inc.
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-15423 (Commission File No.)	76-0312499 (I.R.S. Employer Identification No.)

400 N. Sam Houston Pkwy. East, Suite 900 (Address of Principal Executive Offices)	77060 (Zip Code)
Registrant’s telephone number, including area code: (281) 878-8000
(Former name or former address, if changed since last report)

Item 4.01. Change in Registrant’s Certifying Accountant
     On July 26, 2005, Grant Prideco, Inc. (the “Company”) Ernst & Young LLP (“E&Y”) informed the Audit Committee of the Company that they would decline to stand for re-election as the Company’s independent registered public accounting firm and would resign effective following completion of their review of the Company’s financial statements to be included in the Company’s Quarterly Report on Form 10Q for the three months ended June 30, 2005. The purpose of this 8-K filing is to update the Company’s disclosures regarding these matters in accordance with SEC rules through the effective date of E&Y’s resignation (August 9, 2005).
     E&Y’s reports on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
     During the two most recent fiscal years and through August 9, 2005, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y would have caused such firm to make reference thereto in connection with its reports on the Company’s financial statements for such years.
     During the two most recent fiscal years and through August 9, 2005, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v), except as previously reported, with respect to the Company’s evaluation of the effectiveness of its internal controls over financial reporting as of December 31, 2004, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 based on the COSO criteria, and E&Y’s reports concurred with this assessment. E&Y and the Audit Committee discussed these matters and the Company has authorized E&Y to respond fully to inquiries by the Company’s successor accountants regarding these matters without limitation.
     The Company has provided E&Y with a copy of the above disclosures and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether it agrees with the foregoing statements by the Company and, if not, stating the respects in which it does not agree. A copy of the letter from E&Y is filed herewith as Exhibit 16.1.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
(c) Exhibits.
16.1     Ernst & Young Letter

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grant Prideco, Inc.
Date: August 9, 2005	By:	/s/ Matthew Fitzgerald
Matthew Fitzgerald
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

16.1	Ernst & Young Letter